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                                  July 5, 2000

U.S. Securities and Exchange Commission


         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

      On the date hereof, Interim Services Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 3,846,513 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to stock options granted or to be granted under the Company's 2000 Stock Incentive Plan and shares available for acquisition under the Company's 2000 Employee Stock Purchase Plan (collectively, the "Plans"). The shares of Common Stock to be registered under the Registration Statement are hereinafter referred to as the "Shares." I am General Counsel to the Company.

      In connection with the opinion expressed below, I have made such factual inquiries and examined such questions of law as I have considered necessary or appropriate for the purpose of such opinion.

      It is my opinion that, when issued and sold in the manner described in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                              Sincerely,



                                              /s/ Lisa G. Iglesias
                                              ----------------------------------
                                              Lisa G. Iglesias



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